Exhibit 5.1

Akerman LLP

Las Olas Centre II, Suite 1600

350 East Las Olas Boulevard

Fort Lauderdale, FL  33301-2999

T: 954 463 2700

F: 954 463 2224

February 19, 2020

BioPharmX Corporation

900 East Hamilton Avenue

Suite 100

Campbell, California 95008

Ladies and Gentlemen:

We have represented BioPharmX, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-4 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement provides for the registration by the Company of  a maximum of 167,080,902 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), to be issued, without giving effect to the Reverse Split (as defined below) in connection with the merger (the “Merger”) of BITI Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), with and into Timber Pharmaceuticals LLC, a Delaware limited liability corporation (“Timber”), with Timber surviving the Merger as a wholly-owned subsidiary of the Company, pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of January 28, 2020, by and among the Company, Merger Sub, and Timber (the “Merger Agreement”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or implied beyond the opinions expressly so stated.

In connection with this opinion letter, we have examined the Registration Statement and such corporate records, documents, instruments and certificates of public officials and of the Company that we have deemed necessary for the purpose of rendering the opinions set forth herein. We have also reviewed such matters of law as we considered necessary or appropriate as a basis for the opinion set forth below.

With your permission, we have made and relied upon the following assumptions, without any investigation or inquiry by us, and our opinion expressed below is subject to, and limited and qualified by the effect of, such assumptions: (i) all corporate records furnished to us by the Company are accurate and complete; (ii) the Registration Statement filed by the Company with the Commission is identical to the forms of the documents that we have reviewed; (iii) all statements as to factual matters that are contained in the Registration Statement (including the exhibits to the Registration Statement) are accurate and complete; (iv) the amendment to the Certificate of Incorporation to effect a reverse stock split of between 1-for-2 and 1-for-21, as provided in the Registration Statement (the “Reverse Split”) shall be filed with the Secretary of State of the State of Delaware; (v) all other approvals for the issuance of the Shares referred to in the Registration Statement have become effective, (vi) no shares of capital stock of the Company are issued or commitments to issue capital stock made by the Company prior to consummation of the Merger, except as expressly permitted by the Merger Agreement; (vii) and respect to documents that we reviewed in connection with this opinion letter, all documents submitted to us as certified, facsimile or photostatic copies conform to the originals of such documents, all such original documents are authentic, the signatures on all documents are genuine, and all natural persons who have executed any of the documents have the legal capacity to do so.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Shares have been duly authorized and when the Shares are issued and delivered in accordance with the manner described in the Registration Statement and the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable shares of the Company’s common stock.

We express no opinion as to matters governed by laws of any jurisdiction other than the General Corporation Law of the State of Delaware. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable federal and state securities or blue sky laws.

We assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above. Without limiting the generality of the foregoing, we neither express nor imply any opinion regarding the contents of the Registration Statement, other than as expressly stated herein with respect to the Shares.

This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document without our prior written consent.

We hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement filed by the Company with the Commission. We further consent to the filing of this opinion letter with the Commission in connection with the filing of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Sincerely,

/s/ Akerman LLP

AKERMAN LLP